Exhibit 4.1
                          CERTIFICATE OF DESIGNATION OF
                            RIGHTS AND PREFERENCES OF
                           SERIES C PREFERRED STOCK OF
                          CHADMOORE WIRELESS GROUP, INC.


                    The  undersigned   duly  authorized   officer  of  CHADMOORE
WIRELESS GROUP, INC., a company organized and existing under the Corporation Laws of the State of Colorado (the "Company"), DOES HEREBY CERTIFY:

                    That  the  Certificate  of   Incorporation  of  the  Company
authorized the creation of up to forty million (40,000,000) shares of the Company's preferred stock (the "Preferred Stock"); and

                    That pursuant to the authority conferred upon the Board of Directors (the "Board") by the Articles of incorporation of the Company, on April 30, 1998, the Board adopted a resolution creating Series C Preferred Stock consisting of ten million one hundred nineteen thousand six hundred fourteen (10,119,614) shares of Preferred Stock, the preferences, limitations, and relative rights of which are set forth below:

A. Designation. There shall be a series of Preferred Stock designated as "Series C Preferred Stock" (the "Series C Preferred Stock"). The number of shares initially constituting the Series C Preferred Stock shall be ten million one hundred nineteen thousand six hundred fourteen (10,119,614).

B. Rank. The Series C Preferred Stock shall, with respect to dividend and other distribution rights, and rights on liquidation, dissolution and winding up, rank (I) pari passu with any class or series of capital stock hereafter created which expressly provides that it ranks pari passu with the Series C Preferred Stock as to dividends, other distributions, liquidation preference and/or otherwise (collectively, the "Series C Parity Securities"), (ii) senior to the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, the Common Stock and any other class or series of capital stock hereafter created which does not expressly provide that it ranks senior to or pari passu with the Series C Preferred Stock as to dividends, other distributions, liquidation preference and/or otherwise (collectively, the "Series C Junior Securities") and (iii) junior to any other class or series of capital stock hereafter created which expressly provides that it ranks senior to the Series C Preferred Stock as to dividends, other distributions, liquidation preference and/or otherwise (collectively, the "Series C Senior Securities"). The terms "Series C Parity

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       Securities,"   "Series  C  Junior   Securities"   and  "Series  C  Senior
       Securities" as used herein with respect to any class or series of capital stock shall only be deemed to refer to such class or series to the extent it ranks (I) pari passu with, (ii) not senior to or pari passu with, as applicable, or (iii) senior to, the Series C Preferred Stock with respect to dividends, other distributions, liquidation preferences or otherwise.

C.     Dividends.

       1. When, as and if declared by the Board, to the extent funds are legally available therefor in accordance with the Business Corporation Act, dividends will be payable at the Dividend Rate on each share of Series C Preferred Stock, in cash, as provided herein. Dividends on shares of Series C Preferred Stock will be payable at a rate per annum equal to 4% of the Stated Value thereof (the "Dividend Rate"). To the extent declared, such dividends shall be payable semi-annually on June 30 and December 31 of each year, commencing on June 30, 1998 (each such date hereinafter referred to as a "Dividend Payment Date" and each such dividend period hereinafter referred to as a "Dividend Period"), except that if such date is not a Business Day, then such dividend shall be payable on the next succeeding Business Day, to the holders of record as they appear on the register of the Corporation for the shares of Series C Preferred Stock five (5) Business Days prior to such Dividend Payment Date.

       2.    Dividends  on the  shares  of  Series C  Preferred  Stock  shall be accumulating and shall accrue from the Issue Date, without interest, whether or not such dividends have been declared. Unpaid dividends, whether or not declared, shall compound annually at the Dividend Rate from the Dividend Payment Date on which such dividend was payable as herein provided until payment of such dividend. Dividends payable on the Series C Preferred Stock shall be computed on the basis of a 360-day year and the actual number of days elapsed in such period.

       3. For so long as any shares of Series C Preferred Stock shall be outstanding, no dividend or distribution, whether in cash, stock or other property, shall be paid, declared and set apart for payment or made on any date on or in respect to any Series C Junior Security as to dividends or distributions of assets upon liquidation, dissolution or winding up, and no payment on account of the redemption, purchase or other acquisition or retirement for value by the Corporation shall be made on any date of any Series C Junior Security unless, in each case, (A) the full amount of unpaid dividends accrued on all outstanding shares of Series C Preferred Stock shall have been paid or contemporaneously are declared and paid and (B) if an event shall have occurred requiring the

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       Corporation  to redeem any or all of the Series C  Preferred  Stock,  all shares of Series C Preferred Stock tendered for redemption shall have been redeemed in accordance with the terms thereof.

       4. If the Corporation pays any dividend on the Series C Preferred Stock which is less than the total amount of accrued and unpaid dividends on such series, such payment will be distributed ratably among the holders of such series based on the aggregate accrued but unpaid dividends on the shares of such series held by each such holder.

D.         Preference on Liquidation.

       1. In the event that the Corporation shall liquidate, dissolve or wind up, whether voluntarily or involuntarily, no distribution shall be made to the holders of shares of Common Stock or other Series C Junior Securities (and no monies shall be set apart for such purpose) unless prior thereto, the holders of shares of Series C Preferred Stock shall have received an amount per share equal to the sum of the Stated Value of the Series C Preferred Stock plus all accrued and unpaid dividends thereon through the date of distribution (the "Liquidation Preference").

       2. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to permit the payment in full of the Liquidation Preference for each share of Series C Preferred Stock then outstanding and the full liquidating payments on all Series C Parity Securities, then the assets of the Corporation remaining after the distribution to holders of all Series C Senior Securities, if any, of the full amounts to which they may be entitled shall be ratably distributed among the holders of Series C Preferred Stock and of any Series C Parity Securities in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full.

       3. Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations or other entities shall be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Corporation for purposes of this Section D.

E.     Voting; Consents.

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       1.  Except as  required  by law,  and  except as  otherwise  specifically provided in this Section E, the holders of the Series C Preferred Stock shall not be entitled to vote on any matter.

       2. So long as any shares of Series C Preferred Stock shall be outstanding, the Corporation shall not, without the affirmative written consent of at least a majority in number of shares of Series C Preferred Stock then outstanding, (I) amend, alter or repeal any of the provisions of the Articles of Incorporation so as to affect adversely the preferences, special rights or powers of the Series C Preferred Stock,
       (ii) issue any Series C Senior Securities or Series C Parity Securities (other than in connection with options, the grant of which was approved by the holders of the Series C Preferred Stock), (iii) issue shares of Preferred Stock, (iv) increase or decrease the aggregate number of authorized shares of Preferred Stock or Common Stock, or increase or decrease the par value of the Corporation's Preferred Stock, (v) consummate a Sale of the Corporation unless the consideration received per share of Series C Preferred Stock pursuant to such Sale of the Corporation is at least equal to the Liquidation Preference or (vi) make a payment of dividends or other distribution to holders of Series C Junior Securities: provided, however, that the Corporation may issue shares of "New Preferred Stock" in accordance with the terms of the "First Warrant," as such terms are defined in the Investment Agreement, dated as of May 1, 1998, between Recovery Equity Investors II, L.P. and the Corporation.

F.     Redemption.

       1. Redemption by Corporation. To the extent funds are legally available therefor at any time and from time to time, from and after the earlier of
       (I) May 1, 2003 and (ii) the occurrence of a Redemption Event, each holder of Series C Preferred Stock then outstanding shall have the right to require the Corporation to purchase all or a part of such holder's shares of Series C Preferred Stock at the Redemption Price by giving written notice to the Corporation specifying the number of shares to be redeemed and the Redemption Date (as defined below) therefor. The Corporation shall give prompt notice, and in any event within three days, of the occurrence of a Redemption Event to each holder of Series C Preferred Stock. The date on which shares are redeemed pursuant to this Section F is referred to herein as a "Redemption Date." If on a Redemption Date there shall be insufficient funds of the Corporation legally available for such redemption, such amount of the funds as is legally available shall be used for the redemption requirement. Such redemption requirement shall be cumulative so that if such requirement shall not be fully discharged for any reason, funds

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       legally  available  therefor shall  immediately  be applied  thereto upon receipt by the Corporation until such requirement is discharged.

       2. Payment of Redemption Price. On a Redemption Date, the Corporation shall pay to the holder of each share being redeemed, upon surrender by such holder at the Corporation's principal executive office of the certificate representing such share, duly endorsed in blank or accompanied by an appropriate form of assignment, the Redemption Price.

       3. Redeemed or Otherwise Acquired Shares Not to be Reissued. All shares redeemed pursuant to this Section F or otherwise acquired by the Corporation shall be retired and shall not thereafter be reissued as shares of such series. In case less than all the shares represented by any certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder thereof without cost to such holder.

       4. Determination of Number of Each Holder's Shares to be Redeemed. If less than all of the outstanding shares of any Series C Preferred Stock are to be redeemed pursuant to this Section F, the Corporation shall determine, as nearly as practicable on a pro rata basis, the shares held by each holder to be redeemed.

G. Definitions. The following terms shall have the respective meanings set forth below:

                     "Affiliate"  means,  with respect to any Person,  any other
             Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. For purposes of this definition, "controlling" (including with its correlative meanings, the terms "controlled by" and "under common control with") as used with respect to any Person shall mean the possession, directly or indirectly, of the power (I) to vote or direct the vote of 10% or more of the securities having ordinary voting power for the election of directors of such corporation or
             (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of securities, by contract of otherwise.

                     "Business  Day"  means  any day that is not a  Saturday,  a
             Sunday or a day on which banks are required or permitted to be closed in either the State of California or the State of Nevada.



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                     "Issue  Date"  means as to any shares of Series C Preferred
             Stock, the date of issuance thereof by the Corporation.


                     "National  Securities  Exchange"  means the New York  Stock
             Exchange, American Stock Exchange, other national or regional securities exchange or National Association of Securities Dealers Automated Quotations System, but does not include the NASD Electronic Bulletin Board.

                     "Person"  means any natural  person,  corporation,  general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory authority.

                     "Redemption   Event"   means   (I)  the   listing   of  the
             Corporation's  Common  Stock on a National  Securities  Exchange or
             (ii) an equity financing by the Corporation that results in gross proceeds in excess of $2 million.

                     "Redemption  Price"  means,  with  respect to each share of
             Series C Preferred Stock, the Stated Value thereof, plus all accrued and unpaid dividends thereon through the Redemption Date.

                     "Sale of the Corporation" means the sale of the Corporation
             (whether by merger, consolidation, recapitalization, reorganization, sale of securities, sale of assets or otherwise) in one transaction or series of related transactions to any Person or Persons pursuant to which such Person or Persons (together with its Affiliates) acquires (I) securities representing at least a majority of the voting power of all securities of the Corporation, assuming the conversion, exchange or exercise of all securities convertible, exchangeable or exercisable for or into voting securities, or (ii) all or a material portion of the Corporation's assets on a consolidated basis.

                     "Series A Convertible  Preferred Stock" means the series of
             Preferred Stock designated "Series A Convertible Preferred Stock" by the Board on April 1, 1997.

                     "Series B Convertible  Preferred Stock" means the series of
             Preferred Stock designated "Series B Convertible Preferred Stock" by the Board on December 9, 1997.


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                     "Stated  Value" means $1.00 per share of Series C Preferred
             Stock (subject to appropriate adjustment for stock splits, reverse stock splits and similar events affecting the Series C Preferred Stock).
























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       IN WITNESS WHEREOF, Chadmoore Wireless Group, Inc. has caused this
Certificate to be signed by its President, and attested to by its Treasurer, this 30th day of April, 1998.



                                         CHADMOORE WIRELESS GROUP, INC.




                                         By:___________________________________
                                              Robert W. Moore, President




Attest:


--------------------------
Jan S. Zwaik, Treasurer